UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2022

II-VI Incorporated

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-39375	25-1214948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056

(Address of Principal Executive Offices) (Zip Code)

(724) 352-4455

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	IIVI	Nasdaq Global Select Market
Series A Mandatory Convertible Preferred Stock, no par value	IIVIP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Dr. Vincent D. Mattera, Jr., Chief Executive Officer of II-VI Incorporated (the “Company”), previously entered into an amended and restated employment agreement with the Company dated January 26, 2020 in connection with his service as the Company’s Chief Executive Officer (the “2020 Agreement”), which, among other things, extended his employment term and updated his compensation arrangements to reflect the changes in the Company as a result of its September 2019 acquisition of Finisar Corporation. The 2020 Agreement included an initial employment term that ends on August 1, 2023 and automatic one-year renewal terms thereafter.

On August 23, 2022, Dr. Mattera and the Company entered into an amended and restated employment agreement (the “Amended Agreement”) which replaces the 2020 Agreement. The Board believes that the changes made by the Amended Agreement are necessary to reflect the changes in the Company as a result of its acquisition of Coherent, Inc. (“Coherent”) on July 1, 2022 and benefit the Company’s shareholders by encouraging Dr. Mattera’s continued service as he leads and helps shape the combined business of the Company and Coherent. The material changes to the 2020 Agreement made by the Amended Agreement are as follows:

•

The initial term of the Amended Agreement is extended by seven years, from August 1, 2023 to August 1, 2030, with automatic one-year renewals thereafter. As under the 2020 Agreement, either party may elect not to renew the agreement with 90-days’ advance notice before the end of the initial term or any renewal term. As under the 2020 Agreement, the parties also may terminate the agreement before the end of the term subject to certain notice requirements specified in the Amended Agreement.

•

With the advice and analysis of the Company’s independent compensation consultant, Dr. Mattera’s “total direct compensation” – comprising base salary, annual cash incentive awards and annual long-term incentive awards – has been adjusted for fiscal year 2023 to approximate the 50th percentile versus the Company’s compensation competitor group based on the combined business following the closing of the Coherent transaction. Under the Amended Agreement, the fiscal year 2023 total direct compensation is composed of (i) $1,125,000 in base salary (effective July 1, 2022), representing approximately a 15% increase from his fiscal year 2022 base salary rate, (ii) $2,250,000 in target annual incentive compensation awards under the Company’s Bonus Incentive Program and Goals/Results Incentive Program, which is 200% of his base salary consistent with the Company’s cash incentive compensation program for the last several fiscal years, and (iii) $8,625,000 in target long-term equity incentive awards to be awarded consistent with the fiscal year 2023 long-term incentive compensation program for executive officers (awarded 60% as time-vesting restricted stock awards and 40% as performance share awards).

No other changes were made to the terms set forth in the 2020 Agreement. The Amended Agreement does not require any additional contributions to the Company’s deferred compensation plan after the contribution to be made as of June 30, 2023 as required by the 2020 Agreement. There are also no changes to the severance provisions currently in the 2020 Agreement. Those provisions include reduced severance for certain qualifying terminations after Dr. Mattera attains age 70 (other than severance during a protected period following a change in control). The Amended Agreement continues to include customary covenants regarding protection of confidential information, inventions, post-employment non-compete and post-employment non-solicitation of customers and employees.

The description of the amendments made by the Amended Agreement as summarized above is qualified in its entirety by reference to the copy of the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Form 8-K and which is incorporated herein by reference.

Item 8.01.	Other Events

On August 23, 2022, the Company issued a press release announcing the entrance into the Amended Agreement with Dr. Mattera. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Amended and Restated Employment Agreement, effective August 23, 2022, by and between II-VI Incorporated and Vincent D. Mattera, Jr.
Exhibit 99.1	Press Release dated August 23, 2022

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

II-VI Incorporated

Date: August 23, 2022	By:	/s/ Ronald Basso
Ronald Basso
Chief Legal and Compliance Officer